Exhibit 99.1

INFORMATION

For Immediate Release
April 26, 2012
Contact: 513.271.3700
John A. Kraeutler, Chief Executive Officer

MERIDIAN BIOSCIENCE REPORTS RECORD SECOND QUARTER
AND FIRST SIX MONTHS OPERATING RESULTS,
DECLARES REGULAR CASH DIVIDEND, AND REAFFIRMS FISCAL 2012 GUIDANCE

GENERAL HIGHLIGHTS

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today:

•
reported record fiscal 2012 second quarter and six months net sales of $47.4 million and $87.7 million, respectively, increases of 16% and 12%, respectively, from the same periods of the prior fiscal year;

•	reported record second quarter operating income of $14.8 million, an increase of 35% compared to the prior year second quarter;

•	reported record first six months operating income of $24.6 million, an increase of 23% compared to the same period of the prior fiscal year;

•
reported record second quarter net earnings of $9.6 million, or $0.23 per diluted share, increases of 33% and 28%, respectively, compared to the fiscal 2011 second quarter.   On a non-GAAP basis, earnings were $9.8 million, or $0.23 per diluted share, increases of 20% and 15%, respectively.  In the fiscal 2012 quarter, this non-GAAP basis excludes the effect of costs associated with the consolidation of its Saco, Maine operations into its Tennessee facility, and in the fiscal 2011 quarter it excludes the costs of reorganizing its sales and marketing leadership  (see non-GAAP financial measure reconciliation);

•
reported record  first six months net earnings of $16.2 million, or $0.39 per diluted share, both increases of 22%, compared to the same period of fiscal 2011.   On a non-GAAP basis, earnings were $16.6 million, or $0.40 per diluted share, increases of 17% and 18%, respectively.  In the fiscal 2012 year-to-date period, this non-GAAP basis excludes the effect of costs associated with the consolidation of its Saco, Maine operations into its Tennessee facility, and in the fiscal 2011 year-to-date period it excludes the costs of reorganizing its sales and marketing leadership  (see non-GAAP financial measure reconciliation);

•
declared the regular quarterly cash dividend of $0.19 per share for the second quarter of fiscal 2012, (indicated annual rate of $0.76 per share), the same as the regular quarterly rate of fiscal 2011; and

•	reaffirmed its fiscal 2012 guidance of per share diluted earnings between $0.85 and $0.89 (excluding plant consolidation costs of $0.01-$0.02) on net sales of $183 million to $192 million.

FINANCIAL HIGHLIGHTS (UNAUDITED)
In Thousands, Except per Share Data

	Three Months Ended March 31,			Six Months Ended March 31,
	2012	2011	% Change	2012	2011	% Change
Net Sales	$47,441	$41,059	16%	$87,707	$78,322	12%
Operating Income	14,827	10,962	35%	24,632	20,052	23%
Net Earnings	9,626	7,260	33%	16,204	13,285	22%
Diluted Earnings per Share	$0.23	$0.18	28%	$0.39	$0.32	22%
Diluted Earnings per Share excluding effect of plant consolidation costs (2012) and sales and marketing leadership reorganization costs (2011) (see non-GAAP financial measure reconciliation)	$0.23	$0.20	15%	$0.40	$0.34	18%

	March 31,
	2012	2011
Cash and Short-Term Investments	$24,337	$28,379
Working Capital	75,894	76,931
Shareholders’ Equity	140,766	137,590
Total Assets	158,258	157,096

COMPANY COMMENTS

John A. Kraeutler, Chief Executive Officer, said, “Our second quarter success was driven by well-balanced contributions from all business units and from key strategic product initiatives.  Strong revenue increases were reported from every business unit with U. S. Diagnostics increasing by 12%, European Diagnostics growing 8% and Life Science expanding by 30%.  The major contributors to the U.S. Diagnostics growth included tests for H. pylori, up 23%, continued market penetration of rapid tests for E. coli and Campylobacter, up 18%, and, our broad array of tests for C. difficile which grew 28%.  European Diagnostics posted strong sales driven largely from success with our new ImmunoCard® C. difficile GDH rapid test and from enhanced focus on export markets.  Meridian’s Life Science business displayed consistent growth from the Bioline business which increased 17% largely due to new products such as SensiFAST™ and MyTaq™.  Our core Life Science business, which has been inconsistent in recent years, reported a 38% increase in sales, largely due to order timing.

During the quarter, illumigene® GBS was introduced as the second test in our unique isothermal molecular amplification product line.  illumigene GBS is a highly sensitive DNA test for screening prenatal patients for Streptococcus Group B infection which can cause meningitis and sepsis in newborns.  Although the product has just recently been launched, we are pleased to report that approximately 90 customers have ordered this test to- date.  In addition, we continue to convert new customers to the illumigene platform, with approximately 825 customers to-date utilizing close to 900 illumipro™ readers that service nearly 1000 laboratories.  Our new product development program is robust and we are in clinical trials for both illumigene Mycoplasma and illumigene Group A Strep at present with illumigene Bordetella pertussis (Whooping cough) on schedule for later this fiscal year.

Finally, our financial efficiency was clearly demonstrated with this quarter’s performance.  Revenue growth was strong and, importantly for the period, operating income surpassed 30% of revenues and after tax income reached 20% of revenues.  We will continue to drive our strategic initiatives to expand our products and technology platforms while investing our resources carefully to expand globally.  Our investments and operating decisions over the recent past are taking hold and we look forward to a strong second half of 2012.”

William J. Motto, Executive Chairman of the Board, said, "Revenue growth and strong operating profits were the hallmarks of Meridian's second quarter.  We believe this bodes well for the balance of fiscal 2012 and beyond.  We are comfortable with our cash dividend rate and the sales and earnings guidance.  The favorable operating leverage during the second quarter is due to careful attention to cost controls and established efficiency programs.  Our illumigene molecular testing platform continues to gain acceptance in the market and we look forward to introducing new products utilizing this proprietary technology.  Our most recent acquisition, Bioline, continues to deliver outstanding performance.  We regularly screen other acquisition opportunities that could potentially contribute to the growth of our business.  Our balance sheet is solid and unlevered, and cash flow from operations comfortably funds capital expenditures, working capital requirements, and cash dividend needs."

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.19 per share for the second quarter ended March 31, 2012. The dividend is of record May 4, 2012 and payable May 14, 2012.  This annual indicated rate of $0.76 per share remains the same as the rate in fiscal 2011.  Guided by the Company’s policy of setting a payout ratio of between 75% and 85% of each fiscal year’s expected net earnings, the actual declaration and amount of dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments, including acquisitions.

FISCAL 2012 GUIDANCE REAFFIRMED

For the fiscal year ending September 30, 2012, management expects net sales to be in the range of $183 million to $192 million and per share diluted earnings to be between $0.85 and $0.89.  The per share estimates assume an increase in average diluted shares outstanding from approximately 41.4 million at fiscal 2011 year end to 41.5 million at fiscal 2012 year end.  The sales and earnings guidance provided in this press release does not include the impact of any acquisitions the Company might complete during fiscal 2012 or charges of $0.01-$0.02 diluted earnings per share in fiscal 2012 associated with the consolidation of its Maine operations into its Tennessee facility (see non-GAAP financial measure reconciliations).

FINANCIAL CONDITION

The Company’s financial condition is sound.  At March 31, 2012, current assets were $92.2 million compared to current liabilities of $16.3 million, resulting in working capital of $75.9 million and a current ratio of 5.7.  Cash and short-term investments were $24.3 million and the Company had 100% borrowing capacity under its $30,000,000 commercial bank credit facility.  The Company has no bank-debt obligations outstanding.

INTERIM UNAUDITED OPERATING RESULTS
(In Thousands, Except per Share Data)

The following table sets forth the unaudited comparative results of Meridian on a U.S. GAAP basis for the interim periods of fiscal 2012 and fiscal 2011.

	Three Months Ended March 31,		Six Months Ended March 31,
	2012	2011	2012	2011
Net sales	$47,441	$41,059	$87,707	$78,322
Cost of goods sold	17,691	15,102	33,224	28,863
Gross profit	29,750	25,957	54,483	49,459

Operating expenses
Research and development	2,508	2,326	4,781	4,635
Selling and marketing	5,781	5,598	11,349	11,073
General and administrative	6,431	5,831	13,074	12,459
Plant consolidation costs	203	-	647	-
Sales and marketing leadership
reorganization costs	-	1,240	-	1,240
Total operating expenses	14,923	14,995	29,851	29,407

Operating income	14,827	10,962	24,632	20,052
Other income (expense), net	(35)	145	286	365
Income before income taxes	14,792	11,107	24,918	20,417
Income tax provision	5,166	3,847	8,714	7,132
Net earnings	$9,626	$7,260	$16,204	$13,285

Net earnings per basic common share	$0.23	$0.18	$0.39	$0.33
Basic common shares outstanding	41,080	40,686	41,071	40,647

Net earnings per diluted common share	$0.23	$0.18	$0.39	$0.32
Diluted common shares outstanding	41,620	41,348	41,571	41,319

The following table sets forth the unaudited operating segment data for the interim periods in fiscal 2012 and fiscal 2011 (in thousands).

	Three Months Ended March 31,		Six Months Ended March 31,
	2012	2011	2012	2011
Net sales
U.S. Diagnostics	$28,657	$25,528	$53,857	$48,178
European Diagnostics	6,924	6,385	12,429	12,314
Life Science	11,860	9,146	21,421	17,830
	$47,441	$41,059	$87,707	$78,322
Operating Income
U.S. Diagnostics	$10,843	$9,807	$19,008	$18,381
European Diagnostics	1,376	50	2,327	803
Life Science	2,710	923	3,408	702
Eliminations	(102)	182	(111)	166
	$14,827	$10,962	$24,632	$20,052

NON-GAAP FINANCIAL MEASURES

In this press release, we have provided information on net earnings and diluted earnings per share excluding the effect of costs associated with the consolidation of our Saco, Maine operations into our Tennessee facility (2012) and the reorganizing of our Sales and Marketing Leadership (2011).  We believe this information is useful to an investor in evaluating our performance because:

1.
These measures help investors to more meaningfully evaluate and compare the results of operations from period to period by removing the impact of non-routine costs related to consolidating the Maine operations and reorganizing our Sales and Marketing Leadership; and

2.
These measures are used by our management for various purposes, including evaluating performance against incentive bonus achievement targets, comparing performance from period to period in presentations to our board of directors, and as a basis for strategic planning and forecasting.

We have provided reconciliations of net earnings, basic earnings per share and diluted earnings per share, with and without the effects of the plant consolidation and leadership reorganization costs noted above, in the tables below for the three and six month periods ended March 31, 2012 and 2011.

SECOND QUARTER AND SIX MONTH YEAR TO DATE
GAAP TO NON-GAAP RECONCILIATION TABLES
(In Thousands, Except per Share Data)

	Three Months Ended March 31,			Six Months Ended March 31,
	2012		2011	2012	2011
Net Earnings -
U.S. GAAP basis	$9,626		$7,260	$16,204	$13,285
Facility Consolidation costs	132		-	421	-
Sales & Marketing Leadership Reorganization	-		872	-	872
Adjusted Earnings	$9,758		$8,132	$16,625	$14,157

Net Earnings per Basic Common Share -
U.S. GAAP basis	$0.23		$0.18	$0.39	$0.33
Facility Consolidation costs	-		-	0.01	-
Sales & Marketing Leadership Reorganization	-		0.02	-	0.02
Adjusted Basic EPS	$0.24	*	$0.20	$0.40	$0.35
*Does not sum to total due to rounding.
Net Earnings per Diluted Common Share -
U.S. GAAP basis	$0.23		$0.18	$0.39	$0.32
Facility Consolidation costs	-		-	0.01	-
Sales & Marketing Leadership Reorganization	-		0.02	-	0.02
Adjusted Diluted EPS	$0.23		$0.20	$0.40	$0.34

FORWARD LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements.  Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as "estimates", "anticipates", "projects", "plans", "seeks", "may", "will", "expects", "intends", "believes", "should" and similar expressions or the negative versions thereof and which also may be identified by their context.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  The Company assumes no obligation to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following:

Meridian's continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian's competition.  While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis.  Meridian relies on proprietary, patented and licensed technologies, and the Company’s ability to protect its intellectual property rights, as well as the potential for intellectual property litigation, would impact its results.  Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution.  Recessionary pressures on the economy and the markets in which our customers operate, as well as adverse trends in buying patterns from customers can change expected results.  Costs and difficulties in complying with laws and regulations, including those administered by the United States Food and Drug Administration, can result in unanticipated expenses and delays and interruptions to the sale of new and existing products.  The international scope of Meridian’s operations, including changes in the relative strength or weakness of the U.S. dollar and general economic conditions in foreign countries, can impact results and make them difficult to predict.  One of Meridian's main growth strategies is the acquisition of companies and product lines.  There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses will be successfully integrated into Meridian's operations.  There may be risks that acquisitions may disrupt operations and may pose potential difficulties in employee retention and there may be additional risks with respect to Meridian’s ability to recognize the benefits of acquisitions, including potential synergies and cost savings or the failure of acquisitions to achieve their plans and objectives.  The Company cannot predict the possible impact of recently-enacted United States healthcare legislation and any similar initiatives in other countries on its results of operations.  In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our Form 10-K contains a list and description of uncertainties, risks and other matters that may affect the Company.

Meridian is a fully integrated life science company that manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products and diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral and respiratory infections. Meridian’s diagnostic products are used outside of the human body and require little or no special equipment. The Company's products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, diagnostics manufacturers and biotech companies in more than 60 countries around the world. The Company’s shares are traded through NASDAQ’s Global Select Market, symbol VIVO. Meridian's website address is www.meridianbioscience.com.

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